Exhibit 99.1

Synergy CHC Corp.

(formerly Synergy Strips Corp.)

Pro Forma Consolidated Balance Sheets

(unaudited)

	June 30, 2015	Pro Forma	Reference	Pro Forma
	As Reported	Adjustments	No.	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$637,238	$(105,767)	(1)	$531,441
Accounts Receivable	1,720,385			1,720,385
Receivable from related party	168,197			168,197
Prepaid expenses	73,661			73,661
Inventory	391,130	105,767	(1)	496,927
Total Current Assets	2,990,611	-		2,990,611

Fixed assets, net	1,441			1,441
Goodwill	2,923,047			2,923,047
Intangible assets, net	2,862,090	1,500,000	(2)	4,362,090
Debt issuance cost, net	225,693			225,693
Total Assets	$9,002,882	1,500,000		$10,502,882

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable and accrued liabilities	$1,263,012			$1,263,012
Notes payable, related party	-			-
Current portion of long-term debt	750,000			750,000
Current portion of long-term debt, related party	300,000			300,000
Total Current Liabilities	2,313,012	-		2,313,012

Long-term Liabilities:
Note payable	750,000			750,000
Note payable, net of debt discount, related party	5,130,561			5,130,561
Total Long-term Liabilities	5,880,561	-		5,880,561
Total Liabilities	8,193,573	-		8,193,573

Commitments and contingencies	-			-

Stockholders’ Equity (Deficit):
Common stock, $0.00001 par value; 75,000,000 shares authorized; 67,095,187 and 62,100,000 shares issued and outstanding, respectively	671			671
Common stock to be issued	64,000	1,500,000	(2)	1,564,000
Additional paid in capital	4,382,469			4,382,469
Accumulated deficit	(3,637,831)			(3,637,831)
Total stockholders’ equity (deficit)	809,309	1,500,000		2,309,309
Total Liabilities and Stockholders’ Equity (Deficit)	$9,002,882	1,500,000		$10,502,882

(1) To record cash paid for Hand MD inventory.

(2) To record acquisition of intangible property in exchange for 2,142,857 shares of common stock valued at $0.70 per share.